Exhibit 99.2

Conference Call Speech FY 2007

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for full year 2007. I will begin with the financial results:

Sales for the year, decreased to $7.4 million compared with $8.4 million for 2006. The result was a net loss of $943 thousand or $0.07 per share in the 2007 period, reduced from a loss of $1.16 million or $0.09 per share, in 2006.

Sales in Q4 were flat compared to the year earlier period but this was favorable since the other 3 quarters were down year over year. Operating cash flow in Q4 07 was slightly better than the year earlier period.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. “Operating cash flow” is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.

In 2007, operating cash flow was $171,000 compared to $565,000 in 2006. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of March 31st.

We are happy that even with a significant drop in revenue, we were able to maintain positive operating cash flow for the year.

For the company as a whole and for every division, 2007 was one of the most challenging years we have seen and the results are not acceptable.  We intend to find ways to improve in the coming year.

Even so, there was positive momentum in 2007.

●	We obtained several new mining and municipal customers for Watersavr in Australia and are positioned for growth as soon as the unusual rain stops.
●	We were successful in the lawsuit against Tatko and 100,000 shares have been returned to treasury.
●	We have begun the biomass to aspartic acid expansion that will reduce our input costs and reduce our exposure to oil prices.
●	We obtained extremely reasonable interest rates on the debt needed to build the new plant and limited equity dilution.

Strategic Plans by Product Line:

1.
Watersavr product: The rain in Australia during Q4 and on into this year has slowed sales to the country. We were positioned to multiply our success compared to the previous season, but now we will have to concentrate on other markets until the drought returns. We have opportunities in Israel and Turkey over the next 6 months and we are expecting the final permit to do the large-scale trial at Owens Lake CA within weeks. We recognize that Watersavr has disappointed all of us so far but we believe that with time and focus, it will become a very profitable product.

2.
Swimming pool products: Ecosavr and Heatsavr are entering their first spring season marketed by a single team. Significant overhead has been removed from the division and we expect this to increase cash flow in 2008. Growth could be difficult in a recession but continued high energy and water costs will help maintain sales levels and be in position for growth when the economy improves.

3.	Watersavr BTI: A functional granular formula was identified in December. Planning for the best method of commercialization is proceeding.

4.
Sugar to aspartic acid plant: The plant has been purchased, renovations have commenced and equipment is being installed as it arrives. The economics remain sound and the plan continues to include test runs in late summer followed by production before year-end. There have been no cost over-runs to date and none are foreseen at this time.

5.
Poly-aspartic acid products: The price differential between poly-aspartic acid and poly-acrylates is now very small. Acryates still have a performance advantage while aspartates are biodegradable. We have developed a new grade of poly-aspartics that is expected to begin selling later this year. It has higher heat resistance and will be useful in a wider variety of oilfield scale control conditions. The new product has a potential to double our sales in North Sea oilfields over a period of five years. Our most advanced major detergent opportunity has asked for a significant sample of product derived from sugar in order to confirm that it is equal to oil-derived material. We will be providing this in Q2. Other detergent majors are being spoken with. The huge increase in crop value resulting from biofuel and Asian consumption has caused us to reassess the potential sales of poly-aspartates for increasing yield. There are 150 million acres of cropland in North America that would pay back 3 to 1 or higher if poly-aspartates were added to the fertilizer program. The retail cost of our product, trademarked, “X10D” to the farmer is $7-14 per acre. Our goal in 2008 is to discover if the market can be economically accessed, and if so, what system is most effective. If so, greater corporate assets will be used to gain agriculture sales.

We are very optimistic about the coming year. Several product lines have opportunity for major growth and all lines are positioned for positive cash flow. FSI was a survivor in 2007 and a winner in the future.

The text of this speech will be available on our website by Monday April 7th and email copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions.